                                                                      EXHIBIT 12
                                 NISOURCE, INC.

                       RATIO OF EARNINGS TO FIXED CHARGES



                                                                          Year Ended December 31,
                                          -------------    -------------   -------------   -------------    -------------
                                               1996             1997            1998            1999             2000
                                          -------------    -------------   -------------   -------------    -------------
EARNINGS AS DEFINED IN ITEM
  503(d) OF REGULATION S-K:
  Income before interest
    charges ..........................    $ 287,877,630    $ 319,514,639   $ 338,081,136   $ 376,782,105    $ 514,392,340
  Adjustments-
    Federal income taxes .............       80,626,310       97,010,863     115,799,335      91,898,851       81,292,674
    State income tax .................       12,781,207       16,856,952      16,785,056      14,131,404       14,249,484
    Deferred investment tax
      credit, net ....................       (7,407,813)      (7,375,636)     (7,360,787)     (7,691,257)      (7,806,853)
    Deferred income taxes, net .......       21,125,012       (1,466,940)    (22,460,744)     (7,890,731)      42,360,012
    Federal and state income
      taxes included in other
      income .........................         (206,820)         987,240      (1,900,910)              0                0
    Amortization of
      capitalized interest ...........          247,512                0               0               0                0
                                          -------------    -------------   -------------   -------------    -------------

                                          $ 395,043,038    $ 425,527,118   $ 438,943,086   $ 467,230,372    $ 644,487,657
                                          =============    =============   =============   =============    =============

FIXED CHARGES AS DEFINED IN
  ITEM 503(d) OF REGULATION S-K:
  Interest on long-term debt .........    $  84,254,716    $ 102,842,096   $ 111,419,929   $ 131,788,755    $ 133,879,888
  Other interest .....................       17,759,136       13,453,006      16,536,021      33,234,752      166,561,203
  Amortization of premium,
    reacquisition premium,
    discount and expense
    on debt, net .....................        4,605,471        4,718,120       4,589,696       5,148,168        7,913,866
  Interest portion of rent
    expense ..........................        2,656,116        2,939,650       7,899,302      16,757,234       19,143,000
  Minority Interest (Topies) .........                0                0               0      17,810,625       20,355,000
  Capitalized interest during period .                0                0               0               0                0
                                          -------------    -------------   -------------   -------------    -------------

                                          $ 109,275,439    $ 123,952,872   $ 140,444,948   $ 204,739,534    $ 347,852,957
                                          =============    =============   =============   =============    =============

Plus preferred stock dividends:
  Preferred dividend
    requirements of subsidiary .......    $   8,711,985    $   8,691,457   $   8,538,180   $   8,334,254    $   7,817,003
  Preferred dividend
    requirements factor ..............             1.59             1.54            1.49            1.61             1.61
                                          -------------    -------------   -------------   -------------    -------------

  Preferred dividend
    requirements of subsidiary .......       13,852,056       13,384,844      12,721,888      13,418,149       12,585,375
  Fixed charges ......................      109,275,439      123,952,872     140,444,948     204,739,534      347,852,957
                                          -------------    -------------   -------------   -------------    -------------

                                          $ 123,127,495    $ 137,337,716   $ 153,166,836   $ 218,157,683    $ 360,438,332
                                          =============    =============   =============   =============    =============

Ratio of earnings to fixed
  charges ............................             3.21             3.10            2.87            2.14             1.79